XL Capital Ltd
XL House
One Bermudiana Road
Hamilton HM 11
Bermuda

Press Release			Phone Fax	(441) 292 8515 (441) 292 5280

Contact:	David Radulski Investor Relations (441) 294 7460	Carol A. Parker Trott Media Relations (441) 294 7290

XL CAPITAL LTD ANNOUNCES COMPLETION OF ITS 6.50% EQUITY SECURITY UNITS TRANSACTION

Hamilton, Bermuda – May 15, 2007 — XL Capital Ltd (NYSE: XL) (“XL” or the “Company”) announced today the settlement of the purchase contract component of its Equity Security Units (the “ESUs”) issued on March 23, 2004 and the settlement of the remarketing of its 2.53% Senior Notes due 2009 (the “2009 Senior Notes”) in connection therewith.

Each purchase contract provided for the sale by the Company of 0.32727 Class A Ordinary shares (the “Shares”) at a price of $25.00 on May 15, 2007. The settlement of the purchase contracts resulted in the Company’s sale of an aggregate of approximately 10,799,913 Shares. The Company received approximately $825 million in proceeds from the sale, a portion of which was used to retire the 2009 Senior Notes as further described below.

The 2009 Senior Notes were originally issued on March 23, 2004 as part of the ESUs and were purchased by the Company in a scheduled remarketing. The proceeds from the remarketing of the 2009 Senior Notes were used to settle the forward purchase contracts as described above.

As a result of the settlement of the purchase contract component of the ESUs, the ESUs (formerly NYSE: “XL Pr Q”) ceased to exist and are no longer traded on the New York Stock Exchange.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the ESUs or any other securities, nor will there be any sale of the ESUs or any other securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

XL Capital Ltd, through its operating subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products and services to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis. As of March 31, 2007, XL Capital Ltd had consolidated assets of approximately $62.1 billion and consolidated shareholders’ equity of approximately $11.3 billion. More information about XL Capital Ltd is available at www.xlcapital.com.

This Press Release contains forward-looking statements. Such statements involve inherent risks and uncertainties. Statements that are not historical facts, including statements about the Company’s beliefs or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual events or results to differ materially from those in such forward-looking statements is set forth in the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q and the Company’s other documents on file with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.

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